Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES BOUGHT DEAL OFFERING OF 2,100,000 SHARES

Houston, TX — April 30, 2014 – Sterling Construction Company, Inc. (Nasdaq GS: STRL) (the “Company” or “Sterling”) today announced that it has entered into an underwriting agreement (the “Underwriting Agreement”) with D.A. Davidson & Co. as sole underwriter (the “Underwriter”), pursuant to which the Underwriter has agreed to purchase from the Company and sell to the public 2,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at a price of $6.90 per share (the “Offering”).

The purchase price of $6.90 per share of Common Stock will result in gross proceeds to the Company of $14,490,000. The Company intends to use the net proceeds of the Offering to repay indebtedness outstanding under its revolving credit facility and for general corporate purposes. Closing is expected to occur on or about May 6, 2014.

The securities described above are being offered by the Company pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission on April 4, 2014 and became effective on April 29, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The completion of the offering is subject to customary closing conditions.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including the failure to close the offering, overall economic and market conditions, our ability to successfully integrate acquired businesses and realize the anticipated benefits of those acquisitions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Sterling Construction Company, Inc.	Investor Relations Counsel
Thomas R. Wright EVP & Chief Financial Officer	The Equity Group Inc. Fred Buonocore (212) 836-9607
Brian Manning, P.E.	Linda Latman (212) 836-9609
EVP & Chief Development Officer
(281) 821-9091